FOR IMMEDIATE RELEASE

Lear Contacts:
Ed Lowenfeld
(248) 447-4380

Tim Brumbaugh
(248) 447-1329

Lear Reports Fourth Quarter and Full Year Results and
Provides Full Year 2024 Financial Outlook

SOUTHFIELD, Mich., February 6, 2024 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the fourth quarter and full year 2023 and provided its financial outlook for the full year 2024.

Fourth Quarter 2023 Highlights
•Sales increased 9% to $5.8 billion, compared to $5.4 billion in the fourth quarter of 2022
•Net income of $127 million and adjusted net income of $177 million, compared to $118 million and $168 million, respectively, in the fourth quarter of 2022
•Core operating earnings increased 9% to $288 million, compared to $265 million in the fourth quarter of 2022
•Earnings per share of $2.18 and adjusted earnings per share of $3.03, compared to $1.97 and $2.81, respectively, in the fourth quarter of 2022
•Net cash provided by operating activities of $570 million and free cash flow of $377 million, compared to $537 million and $342 million, respectively, in the fourth quarter of 2022
•Sixth consecutive quarter of year-over-year improvements in sales and core operating earnings
•Repurchased $175 million of Lear shares, the highest level of share repurchases in any quarter since the fourth quarter of 2018

Full Year 2023 Highlights
•Sales increased 12% to a record $23.5 billion, compared to $20.9 billion for the full year of 2022
•Net income of $573 million and adjusted net income of $710 million, compared to $328 million and $523 million, respectively, for the full year 2022
•Core operating earnings increased 29% to $1,120 million, compared to $871 million for the full year 2022
•Earnings per share of $9.68 and adjusted earnings per share of $12.02, compared to $5.47 and $8.72, respectively, for the full year 2022
•Adjusted earnings per share increased 38%, reflecting higher earnings and the benefit of our share repurchase program
(more)

•Net cash provided by operating activities of $1,249 million and free cash flow of $638 million, compared to $1,021 million and $383 million, respectively, for the full year 2022
•Repurchased $313 million of Lear shares and paid $182 million in dividends
•Cash and cash equivalents at year-end of $1.2 billion and total liquidity of $3.2 billion
•Completed acquisition of IGB and outlined Seating Thermal Comfort Systems strategy, which will support market share gains and earnings growth
•$2.8 billion core sales backlog for 2024-2026 supporting continued sales growth in both business segments

“Lear delivered record sales and strong earnings growth in 2023, reflecting the execution of our strategy and a recovering industry," said Ray Scott, Lear's President and Chief Executive Officer. “During 2023, we completed the IGB acquisition, which added new product technology and scale to our growing thermal comfort systems business. I am incredibly excited by the strong customer response to our thermal comfort systems strategy, which we believe will result in increased market share and higher margins in Seating. Positive momentum in E-Systems continued as we achieved our sixth consecutive quarter of year-over-year margin improvement, driven by new business and performance improvements. As we enter 2024, we are expecting another year of increased revenue, earnings and cash flow.”

Fourth Quarter Financial Results
(in millions, except per share amounts)

	2023	2022
Reported
Sales	$5,841.2	$5,370.9
Net income	$127.3	$117.5
Earnings per share	$2.18	$1.97

Adjusted (1)
Core operating earnings	$287.7	$264.8
Adjusted net income	$177.0	$167.5
Adjusted earnings per share	$3.03	$2.81

In the fourth quarter, global vehicle production increased by 9% compared to a year ago, with North America up 5%, Europe up 7% and China up 18%. Global vehicle production increased 7% on a Lear sales-weighted basis(2).

Sales in the fourth quarter increased 9% to $5.8 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 5%, reflecting the addition of new business in both of our business segments.

Core operating earnings were $288 million, or 4.9% of sales, compared to $265 million, or 4.9% of sales, in 2022. The increase in earnings resulted primarily from the addition of new business. In the Seating segment, margins and adjusted margins were 5.6% and 6.8% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 4.9% and 5.6% of sales, respectively.

Earnings per share were $2.18. Adjusted earnings per share were $3.03, up 8% compared to a year ago, primarily reflecting higher earnings and the benefit of our share repurchase program.

In the fourth quarter of 2023, net cash provided by operating activities was $570 million, and free cash flow(1) was $377 million.

Full Year Financial Results
(in millions, except per share amounts)

	2023	2022
Reported
Sales	$23,466.9	$20,891.5
Net income	$572.5	$327.7
Earnings per share	$9.68	$5.47

Adjusted (1)
Core operating earnings	$1,120.0	$870.5
Adjusted net income	$710.3	$522.5
Adjusted earnings per share	$12.02	$8.72

For the full year 2023, global vehicle production increased by 9% compared to a year ago, with North America up 9%, Europe up 13% and China up 9%. Global vehicle production increased 10% on a Lear sales-weighted basis(2).

Sales for the full year increased 12% to $23.5 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 11%, reflecting increased production on key Lear platforms and the addition of new business in both of our business segments.

Core operating earnings were $1,120 million, or 4.8% of sales, compared to $871 million, or 4.2% of sales, in 2022. The increase in earnings resulted primarily from increased production on key Lear platforms and the addition of new business, partially offset by higher launch costs and the impact of foreign exchange. In the Seating segment, margins and adjusted margins were 6.1% and 6.8% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 3.9% and 4.6% of sales, respectively.

Earnings per share were $9.68, compared to $5.47 in 2022. Adjusted earnings per share increased 38% to $12.02, up from $8.72 in 2022, reflecting higher operating earnings and the benefit of our share repurchase program.

For the full year of 2023, net cash provided by operating activities was $1,249 million, and free cash flow(1) was $638 million.

(1) For more information regarding our non-GAAP financial measures, see “Non-GAAP Financial Information” below.

(2) The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and fourth quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

Share Repurchase Program
During the fourth quarter of 2023, we repurchased 1,290,639 shares of our common stock for a total of $175 million, bringing total share repurchases for the full year 2023 to $313 million. At the end of the year, we had a remaining share repurchase authorization of approximately $916 million, which expires on December 31, 2024, and reflects approximately 12% of our total market capitalization at current market prices.

Since initiating the share repurchase program in 2011, we have repurchased 55.5 million shares of our common stock for a total of $5.2 billion at an average price of $93.43 per share. This represents a reduction of approximately 53% of our shares outstanding since the time we began the program.

2024-2026 Sales Backlog
The consolidated three-year core sales backlog is $2.8 billion and will drive continued global revenue growth and sales diversification. The sales backlog has been impacted by launch delays and lower than originally expected volumes on certain electric vehicle programs. The core sales backlog also excludes the impact of non-core products winding down in our E-Systems business.

2024 Financial Outlook
At the midpoint of our guidance range, we have assumed that global industry production will be 1% lower than in 2023. The industry volume assumptions underlying Lear’s 2024 financial outlook are derived from several sources, including internal estimates, customer production schedules and the most recent S&P Global Mobility production estimates for Lear’s vehicle platforms.

Our 2024 financial outlook is summarized below:

Full Year 2024 Financial Outlook
Net Sales	$24,000 million - $24,600 million
Core Operating Earnings	$1,155 million - $1,305 million
Adjusted EBITDA	$1,795 million - $1,945 million
Restructuring Costs	≈$125 million
Operating Cash Flow	$1,275 million - $1,425 million
Capital Spending	≈$675 million
Free Cash Flow	$600 million - $750 million

The financial outlook is based on a full year average exchange rate of $1.09/Euro and 7.15 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

Fourth Quarter and Full Year 2023 Conference Call and Webcast Information
A conference call and webcast will be held to discuss Lear’s fourth quarter and full year 2023 financial results and related matters on February 6, 2024, at 8:30 a.m. EST. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 4547437. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity income, interest, other (income) expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity income, interest, other (income) expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted depreciation and amortization,” “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share attributable to Lear” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the disposal of fixed assets and the non-service cost components of net periodic benefit cost. Adjusted depreciation and amortization represents depreciation expense and amortization of intangible assets adjusted for intangible asset impairment charges. Adjusted net income and adjusted earnings per share represent net income attributable to Lear and diluted net income per share attributable to Lear, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by operating activities, excluding the settlement of accounts payable in conjunction with the acquisition of IGB, less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income attributable to Lear, diluted net income per share attributable to Lear, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconcilations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, supply chain disruptions, labor disruptions, commodity prices, changes in foreign exchange rates, the impact of restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's core sales backlog. The Company's core sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs and excludes the impact of non-core products winding down in our E-Systems business. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the core sales backlog does not reflect customer price reductions on existing or newly awarded programs. The core sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation
Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 37 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 189 on the Fortune 500. Further information about Lear is available at lear.com.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	December 31, 2023	December 31, 2022
Net sales	$5,841.2	$5,370.9

Cost of sales	5,436.0	4,999.3
Selling, general and administrative expenses	172.6	172.4
Amortization of intangible assets	15.1	15.3
Interest expense	25.0	24.0
Other (income) expense, net	15.9	(13.4)

Consolidated income before income taxes and equity in net income of affiliates	176.6	173.3
Income taxes	46.7	48.1
Equity in net income of affiliates	(13.1)	(12.1)

Consolidated net income	143.0	137.3
Net income attributable to noncontrolling interests	15.7	19.8

Net income attributable to Lear	$127.3	$117.5

Diluted net income per share attributable to Lear	$2.18	$1.97

Weighted average number of diluted shares outstanding	58.5	59.6

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Net sales	$23,466.9	$20,891.5

Cost of sales	21,756.5	19,481.6
Selling, general and administrative expenses	714.7	684.8
Amortization of intangible assets	62.5	70.8
Interest expense	101.1	98.6
Other expense, net	54.9	46.4

Consolidated income before income taxes and equity in net income of affiliates	777.2	509.3
Income taxes	180.8	133.7
Equity in net income of affiliates	(49.3)	(33.1)

Consolidated net income	645.7	408.7
Net income attributable to noncontrolling interests	73.2	81.0

Net income attributable to Lear	$572.5	$327.7

Diluted net income per share attributable to Lear	$9.68	$5.47

Weighted average number of diluted shares outstanding	59.1	59.9

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2023	December 31, 2022
ASSETS
Current:
Cash and cash equivalents	$1,196.3	$1,114.9
Accounts receivable	3,681.2	3,451.9
Inventories	1,758.0	1,573.6
Other	1,001.4	853.7
	7,636.9	6,994.1
Long-Term:
PP&E, net	2,977.4	2,854.0
Goodwill	1,737.9	1,660.6
Other	2,343.3	2,254.3
	7,058.6	6,768.9

Total Assets	$14,695.5	$13,763.0

LIABILITIES AND EQUITY
Current:
Short-term borrowings	$27.5	$9.9
Accounts payable and drafts	3,434.2	3,206.1
Accrued liabilities	2,205.2	1,961.5
Current portion of long-term debt	0.3	10.8
	5,667.2	5,188.3
Long-Term:
Long-term debt	2,742.6	2,591.2
Other	1,225.1	1,153.2
	3,967.7	3,744.4

Equity	5,060.6	4,830.3

Total Liabilities and Equity	$14,695.5	$13,763.0

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2023	December 31, 2022
Net Sales
North America	$2,272.2	$2,235.2
Europe and Africa	2,173.7	1,821.3
Asia	1,173.9	1,094.2
South America	221.4	220.2
Total	$5,841.2	$5,370.9

Content per Vehicle [1]
North America	$609	$629
Europe and Africa	$462	$414

Free Cash Flow [2]
Net cash provided by operating activities	$569.7	$537.2
Capital expenditures	(193.2)	(195.3)
Free cash flow	$376.5	$341.9

Core Operating Earnings [2]
Net income attributable to Lear	$127.3	$117.5
Interest expense	25.0	24.0
Other (income) expense, net	15.9	(13.4)
Income taxes	46.7	48.1
Equity in net income of affiliates	(13.1)	(12.1)
Net income attributable to noncontrolling interests	15.7	19.8
Restructuring costs and other special items -
Costs related to restructuring actions	55.5	65.4
Acquisition costs	(0.1)	0.4
Impairments related to Russian operations	0.9	—
Insurance recoveries related to typhoon in the Philippines, net of costs	—	(3.9)
Favorable tax ruling in a foreign jurisdiction	(0.2)	—
Other	14.1	19.0
Core operating earnings	$287.7	$264.8

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2023	December 31, 2022
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$127.3	$117.5
Restructuring costs and other special items -
Costs related to restructuring actions	37.3	65.4
Acquisition costs	(0.1)	0.4
Gain on acquisition-related foreign exchange contract	—	(12.3)
Impairments related to Russian operations	0.9	—
Insurance recoveries related to typhoon in the Philippines, net of costs	—	(5.3)
Foreign exchange (gains) losses due to foreign exchange rate volatility related to Russia	0.8	(4.9)
Favorable tax ruling in a foreign jurisdiction	(0.7)	—
Loss related to affiliate	2.0	—
Other	19.7	11.9
Tax impact of special items and other net tax adjustments [3]	(10.2)	(5.2)
Adjusted net income attributable to Lear	$177.0	$167.5

Weighted average number of diluted shares outstanding	58.5	59.6

Diluted net income per share available to Lear common stockholders	$2.18	$1.97

Adjusted earnings per share	$3.03	$2.81

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$154.1	$142.2
Less - Intangible asset impairment	—	—
Adjusted depreciation and amortization	$154.1	$142.2

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Net Sales
North America	$9,503.4	$8,910.7
Europe and Africa	8,612.6	6,946.0
Asia	4,445.0	4,183.2
South America	905.9	851.6
Total	$23,466.9	$20,891.5

Content per Vehicle [1]
North America	$607	$623
Europe and Africa	$472	$428

Free Cash Flow [2]
Net cash provided by operating activities	$1,249.3	$1,021.4
Settlement of accounts payable in conjunction with acquisition of IGB	15.4	—
Capital expenditures	(626.5)	(638.2)
Free cash flow	$638.2	$383.2

Core Operating Earnings [2]
Net income attributable to Lear	$572.5	$327.7
Interest expense	101.1	98.6
Other expense, net	54.9	46.4
Income taxes	180.8	133.7
Equity in net income of affiliates	(49.3)	(33.1)
Net income attributable to noncontrolling interests	73.2	81.0
Restructuring costs and other special items -
Costs related to restructuring actions	152.4	158.9
Acquisition costs	0.8	10.0
Acquisition-related inventory fair value adjustment	1.8	1.1
Impairments related to Russian operations	2.4	19.4
Intangible asset impairment	1.9	8.9
Insurance recoveries related to typhoon in the Philippines, net of costs	(3.3)	—
Favorable tax ruling in a foreign jurisdiction	(0.2)	—
Other	31.0	17.9
Core operating earnings	$1,120.0	$870.5

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$572.5	$327.7
Restructuring costs and other special items -
Cost related to restructuring actions	134.2	158.9
Acquisition costs	0.8	10.0
Acquisition-related inventory fair value adjustment	1.8	1.1
Gain on acquisition-related foreign exchange contract	—	(1.7)
Impairments related to Russian operations	2.4	19.4
Intangible asset impairment	1.9	8.9
Insurance recoveries related to typhoon in the Philippines, net of costs	(7.3)	(1.4)
Foreign exchange (gains) losses due to foreign exchange rate volatility related to Russia	(1.9)	9.6
Favorable tax ruling in a foreign jurisdiction	(0.7)	—
Loss related to affiliates	7.0	—
Other	34.3	23.6
Tax impact of special items and other net tax adjustments [3]	(34.7)	(33.6)
Adjusted net income attributable to Lear	$710.3	$522.5

Weighted average number of diluted shares outstanding	59.1	59.9

Diluted net income per share available to Lear common stockholders	$9.68	$5.47

Adjusted earnings per share	$12.02	$8.72

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$604.4	$576.5
Less - Intangible asset impairment	1.9	8.9
Adjusted depreciation and amortization	$602.5	$567.6

Diluted Shares Outstanding at End of Quarter [4]	57,611,687	59,543,311

[1] Content per Vehicle for 2022 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[4] Calculated using stock price at end of quarter.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	December 31, 2023	December 31, 2022
Adjusted Segment Earnings

Seating
Net sales	$4,342.8	$4,036.8

Segment earnings	$243.5	$256.4
Costs related to restructuring actions	45.6	18.2
Impairments related to Russian operations	0.9	—
Other	3.8	0.5
Adjusted segment earnings	$293.8	$275.1

Segment margins	5.6%	6.4%

Adjusted segment margins	6.8%	6.8%

E-Systems
Net sales	$1,498.4	$1,334.1

Segment earnings	$73.3	$9.7
Costs related to restructuring actions	7.8	46.2
Insurance recoveries related to typhoon in the Philippines, net of costs	—	(4.1)
Other	2.9	12.1
Adjusted segment earnings	$84.0	$63.9

Segment margins	4.9%	0.7%

Adjusted segment margins	5.6%	4.8%

Lear Corporation and Subsidiaries
Segment Supplemental Data
(continued)
(Unaudited; in millions, except margins)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
Adjusted Segment Earnings

Seating
Net sales	$17,548.8	$15,711.2

Segment earnings	$1,066.9	$893.0
Costs related to restructuring actions	111.4	65.7
Acquisition costs	—	0.1
Acquisition-related inventory fair value adjustment	1.8	1.1
Impairments related to Russian operations	2.4	19.4
Costs related to typhoon in the Philippines	—	0.1
Other	8.7	1.6
Adjusted segment earnings	$1,191.2	$981.0

Segment margins	6.1%	5.7%

Adjusted segment margins	6.8%	6.2%

E-Systems
Net sales	$5,918.1	$5,180.3

Segment earnings	$228.9	$74.4
Costs related to restructuring actions	37.7	87.1
Intangible asset impairment	1.9	8.9
Insurance recoveries related to typhoon in the Philippines, net of costs	(3.6)	(0.8)
Other	10.2	13.9
Adjusted segment earnings	$275.1	$183.5

Segment margins	3.9%	1.4%

Adjusted segment margins	4.6%	3.5%